Exhibit 99.4

June 22, 2020

Special Committee of the Board of Directors of

TerraForm Power, Inc. (in its capacity as such)

200 Liberty Street, 14th Floor

New York, NY 10281

Re: Amendment No. 5 to Registration Statement on Form F-1/F-4 of Brookfield Renewable Corporation and Brookfield Renewable Partners L.P.

Members of the Special Committee:

Reference is made to our opinion letter, dated March 16, 2020, with respect to the fairness, from a financial point of view and as of the date of our opinion, of the Exchange Ratio (as defined in our opinion letter) to the holders of the Class A common stock of TerraForm Power, Inc. (“TERP”), par value $0.01 per share (other than shares held in the treasury of TERP or shares held by BBHC Orion Holdco L.P. or Orion US Holdings 1 L.P.), pursuant to the terms of that certain Agreement and Plan of Reorganization by and among TERP, Brookfield Renewable Partners LP, Brookfield Renewable Corporation, 2252876 ALBERTA ULC, and TerraForm Power NY Holdings, Inc.

The foregoing opinion letter was provided for the information and assistance of the Special Committee of the Board of Directors of TERP in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that TERP has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion included as Annex C to the proxy statement/prospectus included in the above referenced Registration Statement and to the references to our firm name and opinion under the captions “Summary—The TERP Acquisition and the Reorganization Agreement—Reasons for the Special Committee’s and TerraForm Power Board’s Recommendation,” “Summary—The TERP Acquisition and the Reorganization Agreement—Opinions of Financial Advisors to the Special Committee of Terraform Power—Opinion of Greentech Capital Advisors Securities, LLC,” “The TERP Acquisition—Background of the TERP Acquisition,” “The TERP Acquisition—Reasons for the Special Committee’s Recommendation,” “The TERP Acquisition—Reasons for the TerraForm Power Board’s Recommendation,” “The TERP Acquisition—Opinions of Financial Advisors to the Special Committee of TerraForm Power—Opinion of Greentech Capital Advisors Securities, LLC,” “The TERP Acquisition—Certain TerraForm Power Forecasts,” and “The TERP Acquisition —Certain BEP Forecasts” in such proxy statement/prospectus. In giving our consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ GREENTECH CAPITAL ADVISORS SECURITIES, LLC